UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2005

Zebra Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19406	36-2675536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, IL	60061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 634-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Definitive Material Agreement.

On February 7, 2005, the Compensation Committee of the Board of Directors of Zebra Technologies Corporation adopted the Zebra Technologies Corporation 2005 Executive Deferred Compensation Plan (the “Plan”), a new nonqualified deferred compensation plan.  The Plan covers a select group of management, including named executive officers.

The Plan is intended to comply with the requirements of new Section 409A of the Internal Revenue Code, enacted under the American Jobs Creation Act of 2004 on October 22, 2004.  Section 409A imposes a number of requirements on nonqualified deferred compensation plans, primarily relating to the timing of elections and distributions, and is effective for deferrals made after December 31, 2004.

The terms and conditions of the Plan material to Zebra Technologies Corporation are as follows:

(a)                                  The Plan provides eligible employees with an opportunity to defer, on a pre-tax basis, all or a portion of their base salary, commissions and bonus earned each year.  Amounts deferred are credited to the participant’s bookkeeping account.  Accounts are also credited with earnings on those deferred amounts realized from the hypothetical investments selected by the participant in accordance with the Plan.

(b)                                 Distribution is made upon the earliest of: (i) a participant’s disability, (ii) separation from service, (iii) change in control (if elected by the participant), (iv) a date specified by the participant (subject to a minimum five year deferral), or (v) death.  If distribution is made upon disability, separation from service before age 55, change in control or death, payment is made in a lump sum.  However, if distribution is made upon separation from service on and after age 55, the participant can select to receive payment in a lump sum or up to 10 annual installments.  In addition, if a participant specifies a date for distribution, the participant can select to receive payment in a lump sum, partial lump sum or up to 10 annual installments.  If a participant can, but does not make an election as to form, distribution will be made in a lump sum.  Distributions to certain “key employees,” as defined under Code Section 409A, upon a separation from service will be delayed six months, as required by Code Section 409A.  A participant can change a payment election, as long as the election does not accelerate payment in violation of Code Section 409A.  Any such change must be filed at least 12 months before distribution would be made (or begin) and will defer payment for at least five years from the original payment date.  Income tax on deferred amounts, including earnings, are not required to be paid until benefits are paid to the participant, except as may be required by Code Section 409A.

(c)                                  Benefits under the Plan are paid from the general assets of Zebra Technologies Corporation, and are subject to the claims of its creditors and the risk of insolvency.  As a result, each participant is a general, unsecured creditor of Zebra Technologies with respect to amounts participant has deferred under the Plan.

(d)                                 Zebra Technologies has delegated to the Compensation Committee of the Board of Directors the right to amend or terminate the Plan.  No amendment may decrease the accounts of participants or beneficiaries at the time of the amendment.

The official provisions of the Plan are contained in the Plan document itself, which is attached as an exhibit.  The Plan provisions will control in the event of any discrepancy.

Item 9.01 Financial Statements and Exhibits.

(a) None.

(b) None.

(c) Exhibits – The following Exhibit is being furnished herewith:

Exhibit Number	Description of Exhibits

99.1	Zebra Technologies Corporation 2005 Executive Deferred Compensation Plan, effective January 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

	By:	/s/ Edward L. Kaplan
Chairman of the Board and
Chief Executive Officer

Dated: February 7, 2005

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Zebra Technologies Corporation 2005 Executive Deferred Compensation Plan, effective January 1, 2005